Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      			Votes for 	Votes withheld

Ravi Akhoury 		21,585,734 	543,993
Jameson A. Baxter 	21,583,136 	546,591
Charles B. Curtis 	21,572,283 	557,444
Robert J. Darretta 	21,639,628 	490,099
Myra R. Drucker 	21,622,539 	507,188
John A. Hill 		21,571,453 	558,274
Paul L. Joskow 		21,640,664 	489,063
Elizabeth T. Kennan 	21,558,673 	571,054
Kenneth R. Leibler 	21,614,899 	514,828
Robert E. Patterson 	21,648,927 	480,800
George Putnam, III 	21,632,782 	496,945
Robert L. Reynolds 	21,631,010 	498,717
W. Thomas Stephens 	21,587,100 	542,627
Richard B. Worley 	21,649,953 	479,774

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes					Broker
for		against 	Abstentions		non votes
13,315,245 	639,807 	461,368 		7,713,307

A proposal to amend the fundamental investment restriction with respect to borrowing was approved as follows:

Votes 		Votes					Broker
for		against 	Abstentions		non votes
12,982,708 	895,171 	538,541 		7,713,307

A proposal to amend the fundamental investment restriction with respect to making loans was approved as follows:

Votes 		Votes					Broker
for		against 	Abstentions		non votes
12,957,034 	933,003 	526,383 		7,713,307


All tabulations are rounded to the nearest whole number.